Trust II

77c - JPMorgan Trust II (“JPM II”) held a special meeting of shareholders on June 15, 2009, for the purpose of considering and voting upon the following proposal:

Proposal 1: Election of Trustees
Trustees were elected by the shareholders of all of the series of JPM II, including the
International Equity Index Fund. The results of the voting were as follows:

Amounts in
thousands
William J. Armstrong
 In Favor 93,446,447
  Withheld 1,022,313
John F. Finn
  In Favor 93,441,137
  Withheld 1,027,624
Dr. Matthew Goldstein
 In Favor 93,513,021
 Withheld 955,740
Robert J. Higgins
 In Favor 93,455,716
 Withheld 1,013,045
Frankie D. Hughes
 In Favor 93,502,398
 Withheld 966,363
Peter C. Marshall
 In Favor 93,503,565
 Withheld 965,196
Marilyn McCoy
 In Favor 93,509,493
 Withheld 959,268
William G. Morton, Jr.
 In Favor 93,503,793
 Withheld 964,968
Robert A. Oden, Jr.
 In Favor 93,513,471
 Withheld 955,290
Fergus Reid, III
 In Favor 93,503,219
 Withheld 965,542
Frederick W. Ruebeck
 In Favor 93,445,833
 Withheld 1,022,928
James J. Schonbachler
 In Favor 93,504,517
 Withheld 964,244
Leonard M. Spalding, Jr.
 In Favor 93,502,157
 Withheld 941,740
 Abstained 24,678